UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☐	Preliminary information statement.
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WOODSTOCK HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

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Woodstock Holdings, Inc.

117 Towne Lake Parkway, Suite 200

Woodstock, Georgia 30188

Woodstock Holdings, Inc.

Annual Meeting of Shareholders, SEPTEMBER 12, 2011

Information Statement

Pursuant to Section 14(c) of the Securities Exchange Act of 1934

The Rules of the U.S. Securities Exchange Commission require that we provide you with this Information Statement prior to the Annual Meeting

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON SEPTEMBER 12, 2011: A COPY OF THIS INFORMATION STATEMENT AS WELL AS THE 2010 ANNUAL REPORT OF THE COMPANY OR FORM 10-K ARE AVAILABLE BY CALLING THE FOLLOWING TOLL FREE NUMBER: (800) 478-2602 EXT. 3401.

The only matter to be acted upon at the Annual Meeting is the election of Directors

Item 1.

Date, Time and Place of Meeting

DATE:	September 12, 2011
TIME:	1:00 pm
PLACE:	117 Towne Lake Parkway, Suite 200 Woodstock, Georgia 30188

Item 2.

Voting Securities and Percentage Required

Voting Securities:	17,744,028 shares of Common Stock each entitled to one (1) vote per share
Record Date:	August 04, 2011
Percentage Required:	51% of shares present and voting

Item 3.

Principal Holders of Common Stock:

The following table sets forth the record ownership of our Common Stock as of June 30, 2011, as to (i) each person or entity who owns more than five percent (5%) of any class of our Securities (including those shares subject to outstanding options), (ii) each person named in the table appearing in "Remuneration of Directors and Officers", and (iii) all officers and directors of the Company as a group.

NAME	SHARES OWNED	PERCENT OF CLASS

William J. Raike, III	14,647,000	83.02%
OFFICERS & DIRECTORS AS A GROUP	14,687,000	83.25%

To the best of our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, subject to community property laws where applicable.  The above referenced number of shares does not include shares available upon exercise of the options described below.

Item 4.

Directors and Executive Officers

Set forth below is information regarding our directors and executive officers.  We have no other management employees besides those described below, and there are currently no other persons under consideration to become directors or executive officers.

NAME	AGE	POSITION

William J. Raike, III	52	Chairman, President and CEO

Melissa L. Whitley	34	Treasurer, CFO and Director

Morris L. Brunson	71	Director

Geoffrey T. Chalmers	75	Director

The Board of Directors has designated an Audit Committee of the Board of Directors consisting of one member, which will review the scope of accounting audits, review with the independent auditors the corporate accounting practices and policies and recommend to whom reports should be submitted within the Company, review with the independent auditors their final report, review with independent auditors overall accounting and financial controls, and be available to the independent auditors during the year for consultation purposes. The Board of Directors has also designated a Compensation Committee of the Board of Directors consisting of three Directors, which will review the performance of senior management, recommend appropriate compensation levels and approve the issuance of stock options pursuant to the Company's stock option plan. All Directors and officers of the Company serve until their successors are duly elected and qualify.

The Audit Committee consists of Morris Brunson.

The Compensation Committee consists of Morris Brunson and William Raike.

The Company does not have a nominating committee. Any Director or security holder may nominate one or more individuals to serve and such nominees are evaluated by the Board, including experience in, and understanding of, the industry, diversity, and commitment to make a positive contribution to the Company. Directors serve without compensation.

William J. Raike, III, President and Chief Executive Officer, also serves as Chairman of the Board. Due to the relatively small size of the Company it has a five person Board and no lead director, given the close working relationships among the Directors. The Board conducts risk oversight reviews from time to time in consultation with management.

William J. Raike, III, Chairman, President and CEO (Since 1995)

Mr. Raike has been licensed in the financial services industry for approximately 25 years.  His brokerage career began as a financial representative in 1985 with an FINRA member brokerage headquartered in Denver, Colorado.  In 1988, Mr. Raike accepted a position as Vice President and Branch Manager of the Atlanta, Georgia regional office. Mr. Raike later joined Davenport & Company, a NYSE member firm headquartered in Richmond, Virginia and subsequently owned an independently operated branch office of an FINRA member firm.  Mr. Raike formed Raike Financial Group, Inc. in March of 1995.  Mr. Raike currently holds positions as Chairman of the Board, Chief Executive Officer and President.

Mr. Raike is the President, CEO and Chairman of the Board of Woodstock Financial Group, Inc. a wholly owned subsidiary of Woodstock Holdings, Inc.  Woodstock Holdings, Inc. is engaged through Woodstock Financial Group, Inc., in full service securities brokerage and investment banking.  Mr. Raike’s qualifications include licensing in various capacities including; Series 4 (Registered Options Principal), 7 (General Securities Representative), 24 (General Securities Principal), 55 Equity Trader), 63 (State Securities License).

 Melissa L. Whitley, Treasurer, CFO and Director (Since 2003)

Mrs. Whitley has been with Woodstock Holdings, Inc. since it’s inception in March 1995. Prior to joining Woodstock, she was the operations manager of an independently owned OSJ brokerage firm. Mrs. Whitley has served in several capacities during her tenure at Woodstock including: trading operations, administrative operations, as well as accounting and payroll.

Mrs. Whitley currently holds a Series 27 Financial Operations Principal License and is the CFO and a director of Woodstock Financial Group, Inc., a wholly owned subsidiary of Woodstock Holdings, Inc.  Mrs. Whitley has been in the brokerage industry for 16 years and has been licensed for over 7 years.  Woodstock Holdings, Inc. is engaged through Woodstock Financial Group, Inc., in full service securities brokerage and investment banking.

Morris L. Brunson, Director (Since 1995)

Mr. Brunson graduated from Berry College in 1958 with a degree in Business Administration with a concentration in Accounting. His career has been spent in the accounting and financial areas primarily in the health care business. He was the Accounting Manager for Floyd Medical Center, a Cost Accountant for Ledbetter Construction Co. and has held several positions at the American Red Cross and the United Way. He retired from the firm in 1998 and Currently resides in Georgia.

Mr. Brunson’s  qualifications include senior financial management experience, with emphasis on accounting and cost controls. His attributes as a Board member include the ability to communicate positively with management on key financial and disclosure issues involving the company.

Geoffrey T. Chalmers, Director (Since 2003)

Mr. Chalmers is a graduate of Harvard College, Columbia Law School (LLB) and New York University (MBA). He has been a practicing attorney for over 35 years in corporate and securities law, having acted as general counsel to several public and private companies, including broker dealers.  He is engaged in private practice.

Mr. Chalmers’ qualifications include several advanced degrees in law and finance from major U.S. Universities as well as a FINRA supervisor’s license. To his service as a Board member he brings the attributes of maturity and skills at identifying major issues and problems affecting the Company and providing a context in which they can be discussed and resolved.

Item 5.

Executive Compensation

The following table sets forth the current annual salary of our highest-paid officer:

NAME OR IDENTITY OF GROUP	TITLE	COMPENSATION
William J. Raike, III	Chairman, President and CEO	$ 481,495

TOTAL SALARIES FOR THE YEAR 2010 OF OFFICERS AND DIRECTORS AS A GROUP EXCLUDING W.J. RAIKE		$ 54,500

The total override earned in 2010 by Mr. Raike was $307,510

In January, 1998 our Board Adopted the Raike Financial Stock Option Plan and authorized the reservation of 800,000 shares of our Common Stock for issuance pursuant to the Plan. The Plan is intended to provide qualified stock options under the Internal Revenue Code to employees, registered representatives, consultants and others in the service of the Company, in recognition of services rendered.

The options are to be issued upon such terms and restrictions as shall be determined by the Compensation Committee of our Board of Directors.

Neither the options nor the underlying Common Stock are registered for public sale under the securities laws. The options Common Stock cannot be transferred unless so registered or pursuant to an opinion of counsel that such registration is not required. In December 1998, we adopted the 1998 Employee Stock Option Plan, (the "Plan"). See below under "Executive Compensation." During 1998, 1999 and 2000 the Company did not grant any options or issue any shares under the Plan.

In 2001 555,500 options were issued to 21 persons.  In 2002 no options were issued.  In 2003, 14,500 options were issued.  In 2004, 2005 and 2006 no options were issued.

In May 2007, the Board of Directors approved increasing the total shares available for potential future option grants to 25 million shares.  During July 2007, 2,257,000 options were issued.

During October 2009, the Company granted a total of 500,000 options as part of an employment and compensation package with a strike price of $.01.  The market value of the Company’s stock was $.015 per share at the time of grant.  These options will vest in 100,000 increments over 5 years beginning in

2009.  The fair value of these options, calculated using the Black-Scholes pricing model, was $.015 per share.

During October 2010, the Company granted a total of 125,000 options for a certain employee with a strike price of $.01 where the market value of the Company’s stock was $.05 per share at the time of grant.  These options vested immediately, and the Company recognized $1,250 of expense related to these options.  The fair value of these options, calculated using the Black-Scholes pricing model was $.04 per share.

No directors and officers currently hold any options.

The Company believes that risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the registrant.

Item 6.

Certain Relationships

The majority shareholder receives consulting fees in the amount of $166,000 annually. In addition, the Company pays an override equal to 2.5% of revenues to the majority shareholder.  The majority shareholder's spouse also receives consulting fees of $120,000 annually.

Item 7.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure.

There have been no changes in accountants or disagreements with accountants on accounting and financial disclosure during 2010 or through Aug 30, 2011.

Item 8.

Financial Information

Further financial information may be found in the Company's reports filed with the U.S. Securities Exchange Commission at www.sec.gov. Copies of these reports will be furnished on request by calling (770) 516-6996.